AGREEMENT OF SALE


     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 11th day of March, 1997, by and between RREEF AMERICA L.L.C., a Delaware limited liability company ("Purchaser"), and TYSONS CORNER LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Thirty-One Million Seventy Thousand And No/100 Dollars ($31,070,000.00) (the "Purchase Price"), that certain property commonly known as 8280 Greensboro Drive, McLean, Virginia, legally described on Exhibit A attached hereto and all buildings, structures and other improvements on such property and all equipment, machinery and other apparatus used in connection with the operation and occupancy of such property (collectively, the "Property"). Included in the Purchase Price is all of Seller's right, title and interest in and to any personal property located within or used in connection with the Property, including without limitation, all of the personal property set forth on Exhibit B attached hereto (the "Personal Property"), all right, title and interest of Seller, if any, in and to: (a) all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, on, across, in front of, contiguous to, abutting or adjoining the Property, (b) all plans and specifications, (c) all transferable licenses, permits, guaranties and warranties relating to the zoning, land use, ownership, operation, occupancy, construction or maintenance of the Property, (d) all fixtures, equipment (including computers) and supplies owned by Seller located on the Property, (e) all leases, subleases, lease guaranties, rights and privileges of Seller pertaining to the Property, (f) those service contracts described in Exhibit H, which Purchaser prior to the Closing expressly agrees to assume at Closing (subject to Section 9.2.3 herein); and (g) all other tangible and intangible assets of any nature relating to the Property or the Personal Property, including without limitation, all of Seller's rights in all engineering studies, reports, drawings and prints relating to the construction of the Property, all copyrights, logos, designs, trademarks, trade names, service marks and all goodwill associated with the Property, all other works of art, graphic designs and other intellectual or intangible property (excluding, however, all computer software, databases, programs and other documentation used by Seller or Seller's Manager) used by Seller in connection with the Property, and all claims and causes of action arising out of or in connection with the Property (other than claims for delinquent rents and other tenant obligations for which Seller has received no credit pursuant to Paragraph 12.2).

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Not later than two (2) business days after Purchaser has received from Seller a fully executed original of this Agreement, the sum of Fifty Thousand and No/100 Dollars ($50,000.00) (the "Earnest Money") to be held in escrow ("Escrow") established at Near North Title Corporation ("Escrow Agent") by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C.
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     2.2. On the second (2nd) business day after the expiration of the
Inspection Period, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) to be held in Escrow by and in accordance with the Escrow Agreement (from and after the additional deposit of $250,000.00 by Purchaser, any reference to "Earnest Money" shall mean $300,000.00).

     2.3. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Near North National Title Corporation, as agent for First American Title Insurance Corporation (hereinafter referred to as "Title Insurer") dated February 4, 1997 for the Property (the "Title Commitment"). The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Seller shall cause the Title Insurer to deliver to Purchaser an ALTA extended coverage owner's policy of title insurance (1970, if available) in conformance with the previously delivered Title Commitment, subject to Permitted Exceptions and Unpermitted Exceptions (as said terms are defined below) waived by Purchaser (the "Title Policy"). Seller shall pay the costs of the Title Commitment and the portion of the Title Policy premium attributable to standard coverage and Purchaser shall pay for the cost of any endorsements (other than endorsements obtained by Seller in order to insure over Unpermitted Exceptions) to, and extended coverage on, the Title Policy.

     3.2. Purchaser has received a survey of the Property prepared by Sumner Consulting dated October 19, 1996 (the "Existing Survey"). Seller shall pay the costs of the Existing Survey and Seller, at Seller's cost, shall cause the Existing Survey to be updated and certified to Purchaser, as required by Purchaser, and Seller shall deliver the certified survey (the "Updated Survey") to Purchaser within 20 days after the date hereof. The Updated Survey shall be made in accordance with Purchaser's survey standards furnished to Seller.

     3.3. The obligation of Purchaser and Seller to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.

     3.4. On or before the date ten (10) business days after Purchaser shall have received from Seller the Updated Survey (the "Title Date") and all underlying documents described in the Title Commitment, Purchaser shall advise Seller in writing if any exceptions to title shown on the Title Commitment are disapproved by Purchaser or any matters on the Updated Survey are unacceptable to Purchaser. If Purchaser does not so advise Seller on or before the Title Date, all exceptions to title shown on the Title Commitment shall be deemed Permitted Exceptions and all matters shown on the Existing Survey shall be deemed acceptable to Purchaser. For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) general real estate taxes, association assessments, special assessments, special district taxes and related charges not yet due and payable; (b) matters shown on the Updated Survey not disapproved by Purchaser
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in writing as provided above; (c) matters caused by the actions of Purchaser;
and (d) the title exceptions set forth in the Title Commitment not disapproved in writing by Purchaser as provided above, to the extent that same affect the Property. Seller agrees to execute a standard Title Insurer's Owner's statement in the form customarily used in Virginia in order to assist Purchaser in obtaining extended coverage but shall not be obligated to incur any cost or liability (other than on account of the Owner's statement) in providing such assistance. All exceptions to title other than those described above in this Paragraph as Permitted Exceptions shall be referred to as "Unpermitted Exceptions". With respect to Unpermitted Exceptions for liens and encumbrances of a definite or ascertainable amount securing borrowed money, mechanics liens or for unpaid real estate taxes and assessments arising out of an affirmative action of Seller (such as execution of a mortgage, entering into a contract for construction work on the Property or non-payment of real estate taxes) ("Monetary Unpermitted Exceptions"), the indebtedness giving rise to such Monetary Unpermitted Exceptions will be paid at the Closing and the lien thereby released and removed. Any Unpermitted Exceptions to title which are insured over by the Title Insurer and reasonably approved as such by Purchaser, as provided herein, shall be deemed Permitted Exceptions. If Seller fails to have any Unpermitted Exceptions (other than a Monetary Unpermitted Exception) removed or insured over prior to the date thirty (30) days after Seller's receipt of Purchaser's notice of Unpermitted Exceptions, Purchaser may elect, by written notice to Seller given not later than ten (10) days after the end of such 30 day period, (i) to accept title as it then is (in which case such exceptions shall be deemed "Permitted Exceptions"), or (ii) to terminate this Agreement, and all of the rights and remedies of the parties hereto, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7 and the Earnest Money, and all accrued interest thereon, shall be returned to Purchaser. In the event Seller fails to have any Unpermitted Exception (other than a Monetary Unpermitted Exception) removed or insured over prior to the Closing, the time of the Closing shall be delayed to give effect to said aforementioned time periods. Purchaser shall have the right to pay Monetary Unpermitted Exceptions at Closing, if Seller fails to do so, and the Purchase Price shall be reduced as a result of any such payments made by Purchaser.

4.   PAYMENT OF CLOSING COSTS.

     In addition to the costs set forth in Paragraphs 3.1 and 3.2, Seller and Purchaser shall each pay for one-half of the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser, except that any Grantor's tax shall be paid by Seller. Except as otherwise provided in Paragraph 8, Purchaser shall pay all other charges of the Escrow Agent in connection with this transaction. Seller and Purchaser shall also pay closing costs as described in Paragraph 8. Purchaser shall not be required to incur title charges or escrow fees in excess of those that would be charged by Title Insurer and Escrow Agent on account of using Near North National Title Company.
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5.   CONDITION OF TITLE.

     5.1. If, prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment or the Updated Survey discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of Purchaser's notification to Seller of such new Unpermitted Exception (which will be given by Purchaser, if at all, not later than five (5) business days after Purchaser's receipt of the date-down to the Title Commitment or the Updated Survey and any related underlying documents, as applicable), at Seller's expense, to (i) bond over with a bonding company reasonably satisfactory to Purchaser, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $75,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions on the condition that the form of endorsement shall be reasonably satisfactory to Purchaser, or (ii) have the right, but not the obligation, to bond over (with a bonding company reasonably satisfactory to Purchaser), cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $75,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions on the condition that the form of endorsement shall be reasonably satisfactory to Purchaser. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. Purchaser may, at Purchaser's sole cost and expense, and without any liability to Seller, bond over any Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the Escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by limited warranty deed (the "Deed") in the form of Exhibit E and otherwise in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

     5.3. Seller agrees that if any special assessment applicable to the Property is enacted prior to the Closing Date, notwithstanding Paragraph 3.4(b), Purchaser shall have the right to terminate this Agreement by written notice to Seller within five (5) business days after Purchaser has actual notice of such enactment. If this Agreement is terminated in accordance with the terms of this Paragraph 5.3, this Agreement shall be null and void without further action of the parties and all Earnest Money, together with accrued interest thereon shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller, as more fully set forth in Paragraph 7.1.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property to Purchaser's reasonable satisfaction (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty, and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within ten (10) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty, and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated or threatened by a notice to Seller from a governmental authority which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall: (i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof or cause the property to be a non-conforming use or structure;
(iii) materially and adversely impair the use of the Property as it is currently being operated, or (iv) result in the loss of a portion of a building, parking spaces or improvements constituting an amenity (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

          6.2.3. Purchaser shall notify Seller, within ten (10) business days after Purchaser's receipt of Seller's notice of condemnation or eminent domain event under Paragraphs 6.2.1 or 6.2.2, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such ten (10) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.
     7.1. During the period commencing on January 29, 1997 and ending at 5:00 p.m. Chicago time on March 20, 1997 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser have entered and may continue to enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, the Personal Property and all other property to be purchased by Purchaser pursuant to this Agreement, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, the current delinquency report for the Property, the most recent real estate tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1996 and year-to-date (through January 31, 1997) operating statements.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense, and if as a result of Purchaser's investigations and inspections of the Property there is damage or injury to persons or property, Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall not allow or permit any liens or encumbrances to arise or exist against the Property or any part thereof as a result of its inspections. Purchaser shall defend, protect, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all actual loss, liability or damages (including without limitation, reasonable attorney's fees, court costs and costs of appeal but excluding consequential damages) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser or Purchaser's agents entry on the Property in the course of performing any test or inspection on the Property, including, without limitation, mechanics liens, provided that Purchaser also agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature which Purchaser's servants, agents or employees may have suffered as a result of Purchaser's inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's reasonable discretion.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing not less than $1,000,000 of comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the Title Date as provided above or if Purchaser shall terminate this Agreement pursuant to Paragraph 3.4, the Earnest Money shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2. Except with respect to the representations and warranties contained herein, Purchaser acknowledges and agrees (a) that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and (b) that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal

Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Except with respect to a breach by Seller of any representation or warranty expressly contained herein relating to Environmental Laws or Hazardous Materials, Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. Except with respect to a breach by Seller of any representation or warranty expressly contained herein relating to Environmental Laws or Hazardous Materials, Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C.
Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C.
Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C.
Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C.
Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"),
29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. Section 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA;
(2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition;
(5) polychlorinated biphenyls; (6) petroleum, crude oil or any fraction or derivative of petroleum or crude oil; and (7) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as expressly set forth herein, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property, except with respect to the representations and warranties of Seller expressly contained herein and releases Seller and the Affiliates of Seller from any liability with respect to such historical information, except with respect to a breach of a representation or warranty of Seller contained herein. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Seller has provided to Purchaser the following existing reports:
Phase I Environmental Site Assessment prepared by Law Associates, Inc. as Project No. 1392-2128-01, dated August 6, 1992 and Report of Facility Survey to Identify Asbestos-Containing Materials Within 8280 Greensboro Drive, dated October 1, 1992, prepared by Law Engineering, Inc. as Project No. 486-9545-02 (collectively, the "Existing Report"). Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deed and termination of this Agreement. Nothing in the preceding limits Purchaser's right to terminate this Agreement in the time and manner specified in Paragraph 7.1.

8. CLOSING. The closing of this transaction (the "Closing") shall be on April 16, 1997 (the "Closing Date"), at the office of the Escrow Agent, or on such other date prior to April 16, 1997 as may be agreed to by Seller and Purchaser (which date shall be the "Closing Date" for purposes of this Agreement) at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through the Escrow with the Escrow Agent in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Virginia, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Escrow Agent on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date.
In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

9.   CLOSING DOCUMENTS.

     9.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. Seller shall provide Purchaser with an estimated closing statement within ten (10) days after receipt of a written request by Purchaser and in any event no later than April 14, 1997. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and
9.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On the Closing Date, Seller shall deliver to Purchaser the following (each of which shall be a condition to Purchaser's obligations under this Agreement):

          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2. a bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts set forth on Exhibit H;

          9.2.4. an assignment and assumption of leases and security deposits in the form attached hereto as Exhibit I;

          9.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.6. original, and/or copies of, leases affecting the Property in Seller's possession (which shall be delivered at the Property);

          9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy, including the Owners statement referred to in Paragraph 3.4;

          9.2.8. possession of the Property to Purchaser, subject to the terms of leases;

          9.2.9. evidence of the termination and leasing of the management agreement;

          9.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K);
          9.2.11.  an updated rent roll;

          9.2.12.  an insured closing letter;

          9.2.13.  State of Virginia Real Estate Transfer Declaration;

          9.2.14. A certificate of Seller, dated as of the Closing Date, reaffirming that all representations and warranties of Seller under this Agreement are true, correct and complete as of the Closing Date in all material respects, subject to the terms of Section 16.4; and

          In addition to the above deliveries, Seller shall use commercially reasonable efforts to obtain a replacement letter of credit from Verner, Liipfert, Bernhard, McPhearson and Hand, Chartered, in the amount of Thirteen Thousand Four Hundred Dollars ($13,400.00) in favor of Purchaser. In the event Seller fails to obtain such letter of credit, Seller shall not be liable to Purchaser for the amount of the letter of credit.

10. PURCHASER'S DEFAULT. THE EARNEST MONEY DEPOSITED INTO THE ESCROW PURSUANT TO THIS AGREEMENT IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT WHICH RESULTS IN ESCROW FAILING TO CLOSE ON OR BEFORE THE CLOSING DATE, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT UNDER THIS AGREEMENT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7 AND THE RIGHT OF PURCHASER TO RECEIVE FROM SELLER ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER AND THE PREPARATION OF THE AGREEMENT, NOT TO EXCEED $75,000 IN THE AGGREGATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS WILLFUL REFUSAL TO DELIVER ANY OF THE CONVEYANCE DOCUMENTS SET FORTH IN PARAGRAPHS 9.2.1 THROUGH 9.2.13, INCLUSIVE, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.

     12.1. Rents (exclusive of delinquent rents [i.e. unpaid on the Closing Date], but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); parking fees; service contracts described on Exhibit H; water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes prorated on a "net" basis (i.e., adjusted for all tenant's liability, if any, for such items); operating expenses which are reimbursable by the tenants for the period prior to the Closing Date less any amount previously paid by the tenants shall be credited to Seller; and other similar items shall be adjusted ratably as of 11:59 p.m. on the date prior to the Closing Date, and credited against the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rent referred to in Paragraph 12.2 below, and except as provided below in this section. The parties agree to make such post-closing readjustments as may be required due to errors and omissions in the prorations. At any time prior to October 31, 1997, Purchaser, at Purchaser's cost, may conduct an audit, at reasonable times and upon reasonable advance notice to Seller, of Seller's books and records to verify the accuracy of the prorations and readjustments to the prorations required under this Paragraph.

     12.2. All rent paid following the Closing Date by any tenant of the Property who is indebted under a lease for basic rent for any period prior to the Closing Date after the payment to Purchaser of all current rent and any past due rent owed to Purchaser shall be deemed a "Post-Closing Receipt". At Closing, Seller shall provide Purchaser with a statement of all delinquent rentals as of the Closing. Within fifteen (15) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use commercially reasonable efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder but shall have no obligation to bring legal action. If Purchaser expends funds to collect rent due prior to the Closing Date, Purchaser shall be reimbursed its collection expenses from any delinquent rent collected. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right, at Seller's cost, to conduct an audit, at reasonable times and upon reasonable advance notice to Purchaser, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement. Paragraph 12 of this Agreement shall survive the Closing and the delivery and recording of the deed.

     12.3. Purchaser shall receive at Closing a credit equal to the amount of any unsatisfied obligations for outstanding tenant improvement and leasing commission obligations set forth in Exhibit N which are identified as Seller's obligation ("Seller's Pre-Existing Obligations"). Purchaser agrees to assume (without a credit from Seller) the payment of those outstanding tenant improvement and leasing commission obligations set forth in Exhibit N which are identified as Purchaser's obligation ("Purchaser's Pre-Existing Obligations"). To the extent Seller pays any amounts toward Purchaser's Pre-Existing Obligations prior to Closing and provides evidence of such payment satisfactory to Purchaser then Seller shall receive a credit from Purchaser therefor.
Seller shall receive a credit, if any, as provided in Paragraph 25. Purchaser shall assume at Closing all third party construction contracts for the performance of tenant improvement work and leasing commission agreements in connection with those leases (i) which give rise to Seller's Pre-Existing Obligations, (ii) which give rise to Purchaser's Pre-Existing Obligations and
(iii) for which Purchaser is assuming the obligations pursuant to Paragraph 25 herein.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to (i) any entity in which Purchaser owns a controlling interest or for which Purchaser is the investment advisor, or (ii) the Los Angeles County Employees Retirement Association ("LACERA") or a wholly-owned subsidiary of LACERA, provided that Purchaser remains liable for and the assignee assumes the obligations of Purchaser hereunder with respect to indemnifications and amounts payable in the event of a termination of this Agreement, including, without limitation, damages. Upon such assignment, Purchaser (but not the assignee) shall be released from all other liabilities and obligations hereunder. If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or Assignee is adjudicated as a bankrupt or insolvent, or Assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorney's fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Insignia Mortgage and Investment Company ("Seller's Broker") (to be paid by Seller). Purchaser has informed Seller that Purchaser has agreed to pay CB Commercial a fee, prior to or at Closing, in the event the transaction contemplated by this Agreement closes, and Purchaser shall, prior to Closing, provide Seller with a copy of its broker's agreement with CB Commercial. Seller's commission to Seller's Broker shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser shall indemnify, defend and hold Seller and Affiliates of Seller harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Seller's Broker. Seller shall indemnify, defend and hold Purchaser harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to CB Commercial. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  REPRESENTATIONS AND WARRANTIES.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such actual knowledge of Tom Molina (asset manager) ("Seller's Representative") or notice that has actually been received or sent by Seller's Representative, and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge or receipt. Except as set forth in the previous two sentences, any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative. A copy of Paragraph 16.2 shall be delivered to the on-site manager of the Property within two (2) business days after the execution by Seller of this Agreement, with a request to advise Tom Molina within two (2) business days after receipt by the on-site manager as to the accuracy and truthfulness of the representations and warranties. If the on-site manager indicates that any of the representations or warranties were incorrect, Seller shall notify Purchaser as to the response of the on-site manager by no later than March 10, 1997. If the on-site manager responds that any of the representations or warranties were incorrect then the terms of Paragraph 16.4 herein shall apply. If Seller fails to so notify Purchaser, Purchaser shall be entitled to conclude that the on-site manager reviewed the representations and warranties and that they are correct.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall, subject to Paragraph 16.4, be remade at Closing, and shall survive Closing to the extent set forth in Paragraph 16.5:

     (i) Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property, except as set forth in Exhibit O;

     (ii) Seller has the full right, power and authority to execute and deliver this Agreement (and the documents and instruments to be executed and delivered by Seller pursuant hereto) and consummate the transactions contemplated herein, and this Agreement (and the documents and instruments to be executed and delivered by Seller pursuant hereto) is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, and does not and will not at Closing violate or conflict with any provisions of any agreement to which Seller is a party;

     (iii) the rent roll attached hereto as Exhibit M (the "Rent Roll") (which Seller will update as of March 14, 1997 and deliver such updated Rent Roll to Purchaser by March 17, 1997, and which Seller will again update as of the Closing Date) is accurate and complete but only as to the information contained thereon as of the date set forth thereon;

     (iv) Seller has not received written notice from any governmental authority that the Property or the use and operation of the Property is in violation of applicable building codes, zoning or land use laws which has not previously been corrected;

     (v) Seller is not a "foreign person" within the meaning of section 1445(f)(3) of the Internal Revenue Code of 1986, as amended and that Seller will furnish to Purchaser, at or prior to Closing, an affidavit in form satisfactory to Purchaser confirming the same;

     (vi) Seller has no employees working at the Property and following the Closing Purchaser shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Property;

     (vii) There are no service contracts affecting the Property, other than the Service Contracts listed in Exhibit H, and Seller has received no written notice of default with respect to any of the Service Contracts and Seller has no knowledge of any default by Seller under any of the Service Contracts;

     (viii) Except as may be set forth in the Existing Report, Seller has not received any written notice from any governmental authority having jurisdiction over the Property of any uncured violation of any Environmental Law with respect to the Property;

     (ix) The Existing Report is the only environmental report of the Property provided to or obtained by Seller; and

     (x) The unaudited operating statements for 1996 and 1997 to date which Seller has delivered to Purchaser are the same information which Seller relies upon in making reports to its limited partners and in filing its federal income tax returns.

     16.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein (and the documents and instruments to be executed and delivered by Purchaser pursuant hereto), and this Agreement is the legal, valid and binding obligation of Purchaser, enforceable with its terms, and does not and will not at Closing violate or conflict with any provisions of any agreement to which Purchaser is a party.

     16.4. If at any time after the execution of this Agreement, either Purchaser or Seller become aware of information which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7. Notwithstanding anything contained herein to the contrary, if the status of any of the tenancies changes from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained in Paragraph 16.6 herein, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder; provided, however, that in the event Deltek System, Inc. validly exercises a termination right in either of its leases (the phrase "termination right" shall include terminations for cause on account of a landlord default, but shall not include leases expiring by their terms), and provided that such termination is not precipitated by the actions or Purchaser, then Purchaser shall have the right to terminate this Agreement and recover its Earnest Money, and neither party hereto will have any further obligations except for those which survive the termination hereof. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing.

     16.5. The parties agree that the representations contained herein shall survive Closing for a period of five (5) months (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of five (5) months immediately following Closing).

     16.6. Seller covenants to operate, lease, maintain and manage the Property in the same manner that it has managed, maintained, leased and operated the Property during the period of Seller's ownership, subject to reasonable wear and tear and casualty. Without limitation of the foregoing, so long as this Agreement shall remain in effect: Seller shall maintain Seller's current insurance coverage presently in effect; Seller shall not enter into any letter of intent or contract to sell the Property with any third party; Seller shall furnish Purchaser with monthly rent rolls, delinquency reports and operating statements as they become available; Seller shall cooperate with Purchaser's management personnel in arranging for a management transition; and Seller agrees to terminate any and all management and leasing agreements affecting the Property as of the Closing Date. Seller shall not without Purchaser's written approval, which approval shall not be unreasonably withheld, (a) amend in writing any Service Contract or (b) enter into any new agreement of any type affecting the Property that would survive the Closing Date unless terminable upon thirty (30) days' notice. Seller at its sole cost and expense shall, after expiration of the Inspection Period, promptly send a termination notice in connection with the Cintas Corporation contract. Purchaser shall be responsible for all costs accruing under the Cintas Corporation contract after the date of Closing (Seller estimates the cost of terminating the Cintas Corporation contract to be approximately $150). With respect to the Glen Industrial Communications ("GIC") contract, Seller shall use reasonable efforts to obtain from GIC a letter agreement confirming that the GIC contract is cancelleable at any time upon 30 days' written notice.

     16.7. The continued accuracy in all material respects of the aforesaid representations and warranties (subject to Seller's right to update the Rent Roll as set forth in Paragraph 16.2(iii) and the performance of Seller's covenants set forth in this Agreement (including those in Section 16.6) shall be a condition precedent to Purchaser's obligation to close. If at Closing any of said representations and warranties shall not be correct at the time the same is made in any material respect, Purchaser may, as its sole and exclusive remedy, terminate this Agreement and recover the Earnest Money together with any interest accrued thereon, and there shall be no further liability of either party to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7. Nothing in the immediately preceding sentence shall be deemed to impair Purchaser's rights under Paragraph 11 with respect to a breach by Seller of Seller's covenants under this Agreement.

17. LIMITATION OF LIABILITY. None of any partners of Seller, Affiliate of Seller or any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller, in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $600,000. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit.

18.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

         TO SELLER:      c/o The Balcor Company
                         Bannockburn Lake Office Plaza
                         2355 Waukegan Road
                         Suite A-200
                         Bannockburn, Illinois  60015
                         Attention:  Ilona Adams
     with copies to:     The Balcor Company
                         Bannockburn Lake Office Plaza
                         2355 Waukegan Road
                         Suite A-200
                         Bannockburn, Illinois  60015
                         Attention:  James Mendelson
                         (847) 317-4360
                         (847) 317-4461 (FAX)

            and to:      Katten Muchin & Zavis
                         525 West Monroe Street
                         Suite 1600
                         Chicago, Illinois  60661-3693
                         Attention:  Daniel J. Perlman, Esq.
                         (312) 902-5532
                         (312) 902-1061 (FAX)

       TO PURCHASER:     RREEF Funds
                         875 North Michigan Avenue
                         Suite 4114
                         Chicago, Illinois  60611
                         Attention:  Mr. James B. Gurley, Jr.
                         (312) 266-9300
                         (312) 266-9346 (FAX)

    and one copy to:     RREEF Funds
                         101 California Street
                         26th Floor
                         San Francisco, California  94111
                         Attention:  Tracy DeMay
                         (415) 781-3300
                         (415) 781-2229 (FAX)

                         and

                         Jones, Day, Reavis & Pogue
                         555 W. Fifth Street, 46th Floor
                         Los Angeles, California  90013
                         Attention:  Donald D. Gralnek, Esq.
                         (213) 243-2429
                         (213) 243-2539 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered, received or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

20.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution. Within two (2) business days after receipt of a fully executed copy (which may be transmitted by telecopy or to Purchaser's attorney) of this Agreement, Purchaser shall wire transfer the Earnest Money to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  One (1) fully executed copy of this Agreement; and

     (B) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the Virginia, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

25. NEW LEASES. Seller shall not execute any new lease affecting the Property or modify, amend or accept the surrender of any Lease (collectively or individually a "Modification Agreement") of any of the Leases without Purchaser's prior written consent. Upon requesting Purchaser's consent, Seller shall deliver a complete copy of said proposed lease to Purchaser with a copy of any brokerage commission agreement and statement as to the cost of any tenant improvement work, contributions, and brokerage commissions due or to become due in connection therewith (the "Disclosure Documents"). Purchaser's consent shall be deemed given if Purchaser has not responded to the contrary within five (5) business days after receipt of Seller's written request and the complete copy of said lease or Modification Agreement and other material. If approved by Purchaser, a complete copy of any such lease or Modification Agreement shall be delivered to Purchaser within five (5) days of the full execution thereof. With respect to all new leases or Modification Agreements, provided Purchaser has approved the new lease to the extent said approval is required, leasing costs and commissions, tenant improvements and contributions, and reasonable attorneys' fees of Seller, shall be assumed and paid by Purchaser (without a credit to Purchaser) or credited to Seller at Closing to the extent Seller has paid any of said obligations prior to Closing.

26.  TENANT CERTIFICATE CONDITION TO CLOSING.

     26.1. The following terms have been defined as follows for convenience of reference:

          (i) "Tenant Certificate" means a certificate, commonly known as an estoppel certificate, signed by a tenant with respect to its Lease, either in the form set forth on Exhibit L hereto or on such other form as is substantially consistent with the requirements of the tenant's lease for such certificates but in no event dated earlier than February 24, 1997.

          (ii) "Seller Tenant Certificate" means a Tenant Certificate signed by the Seller and limited to the "knowledge of Seller" (as defined in Paragraph 16 herein) with respect to a particular Lease for which the Tenant in question has failed to execute and deliver a Tenant Certificate, in which case the Seller Tenant Certificate shall be in the form of Exhibit L.

          (iii) "Qualification" means any assertion in a Tenant Certificate or Seller Tenant Certificate (whether in the form of Exhibit L or otherwise) of
(i) a claim, counterclaim, offset or defense against the landlord, (ii) a default on the part of the landlord, (iii) unpaid credits, allowances or other sums due from the landlord prior to the date of the estoppel (other than expressly disclosed on Exhibit M or Exhibit N attached hereto or pursuant to a new lease pursuant to Paragraph 25 herein), (iv) an unfulfilled construction or other obligation on the part of the landlord prior to the date of estoppel (other than expressly disclosed on Exhibit M or Exhibit N attached hereto or pursuant to a new lease pursuant to Paragraph 25 herein), (v) information which is contrary (x) to the information contained in the rent roll attached hereto as Exhibit M or (y) the information pertaining to tenant allowances and concessions and leasing commissions contained on Exhibit N, or (vi) a material obligation of the landlord not contained in this Agreement or any written material (including any lease) delivered by Seller to Purchaser;

          (iv) "Unacceptable Qualification" means any Qualification other than the following:

               (a) a Qualification which is expressly disclosed on the rent roll attached hereto as Exhibit M or the schedule attached hereto as Exhibit N or a Qualification relating to non-payment of March or April, 1997 rent, provided the same is not as a result of a default by Seller; or

               (b) a Qualification expressly disclosed in this Agreement or the Exhibits attached hereto and made a part hereof, such as litigation disclosed on Exhibit O.

     26.2. If a Qualification is not an Unacceptable Qualification, it shall not affect Purchaser's obligations to close hereunder or give rise to any liability from Seller to Purchaser.

     26.3. Seller shall promptly request a Tenant Certificate in the form of Exhibit L from all tenants, and shall in good faith pursue the collection of the same. Seller shall deliver to Purchaser, upon Seller's receipt thereof, all Tenant Certificates signed by tenants (whether in the form of Exhibit L or otherwise).

     26.4. It shall be a condition to Purchaser's obligations hereunder (the "Estoppel Condition") that Seller deliver to Purchaser, at or prior to April 10, 1997 (i) a Tenant Certificate from each tenant of the Property listed in Exhibit P attached hereto ("Major Tenant"), and (ii) either a Tenant Certificate or Seller Tenant Certificate from all non-Major Tenants in connection with 100% of the rentable space occupied by non-Major Tenants. A Tenant Certificate or Seller Tenant Certificate shall not be counted toward satisfaction of the Estoppel Condition if such certificate discloses Unacceptable Qualifications; provided that Unacceptable Qualifications with an aggregate "Estoppel Qualification Sum" (hereinafter defined) of less than $100,000 shall be permitted as provided herein. The "Estoppel Qualification Sum" shall mean the following:

          (i) if the claim asserted arises out of a defect which can be cured, with the expenditure of money on a one time basis, such as a physical defect, then such sum shall be calculated by a reasonable estimate of the cost to repair or remediate said defect; and

          (ii) if the claim asserted affects a continuing obligation of a tenant under the lease, such as the payment of rent, then the claim shall be calculated by (i) determining the amount of the claim on a per annum basis,
(ii) multiplying said amount by the number of years or partial years said claim would affect the monetary obligations under the lease and (iii) discounting said product on a present value basis using a discount rate of 10% per annum.

     If the Unacceptable Qualifications have an Estoppel Qualification Sum of less than $100,000 in the aggregate for all of the Leases, then Seller shall either (i) grant Purchaser a credit at Closing for an amount equal to the Estoppel Qualification Sum, or (ii) cure all conditions giving rise to an Unacceptable Qualification on or before the Closing. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller in its sole discretion. Provided Seller performs its covenant in this Paragraph 26.4, the disclosure of Unacceptable Qualifications having an Estoppel Qualification Sum of less than $100,000 in the aggregate shall not affect Purchaser's obligations to close hereunder or give rise to any additional liability from Seller to Purchaser.

     26.5. If Seller delivers any Tenant Certificates without any Qualifications after Closing to Purchaser containing all of the information herein required from a tenant under a Lease for whom Seller has executed and delivered a Seller Tenant Certificate at Closing, the Seller Tenant Certificate executed and delivered by Seller at Closing shall become null and void and the Tenant Certificate received from the tenant shall be substituted therefor. Seller's liability under Seller Tenant Certificates shall be limited pursuant to Paragraph 17 herein.

     26.6. If Seller has not satisfied the Estoppel Condition on or before April 10, 1997, then Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller on or before April 14, 1997. If Purchaser exercises its rights to terminate in accordance with the terms of this Paragraph 26.6, this Agreement shall be null and void without further action of the parties and all Earnest Money theretofore deposited by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for those obligations which specifically survive the terms hereof. If Purchaser does not terminate this Agreement pursuant to the first sentence of this Paragraph 26.6, the parties shall proceed to Closing and (i) Purchaser shall receive a credit at Closing equal to the amount of the Estoppel Qualification Sum of the Unacceptable Qualifications contained in the Tenant Certificates and Seller Tenant Certificates, up to an aggregate amount of $100,000 or (ii) Seller shall cure all conditions giving rise to an Unacceptable Qualification Sum up to an aggregate amount of $100,000. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller in its sole discretion.

     26.7. Notwithstanding anything contained herein to the contrary, if Seller does not satisfy the Estoppel Condition because the Estoppel Qualification Sum exceeds $100,000 and Purchaser has terminated the Agreement pursuant to Paragraph 26.6, Seller shall have the right to vitiate Purchaser's termination by written notice on or before 5:00 p.m. Chicago time on April 16, 1997 in which case the parties shall proceed to Closing and Seller shall either
(i) grant Purchaser at Closing a credit for an amount to the Estoppel Qualification Sum or (ii) cure all conditions giving rise to an Unacceptable Qualification on or before the Closing. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller in its sole discretion.

27. AMENDMENTS AND WAIVERS. No addition to or modification of this Agreement shall be effective unless set forth in writing and signed by the party against whom the addition or modification is sought to be enforced. The party benefitted by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made in writing and signed by the waiving party.

28. INVALIDITY OF PROVISION. If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of this Agreement as a whole.

29. CONFIDENTIALITY. Purchaser and Seller hereby agree to use their best efforts to hold in confidence all data and information in connection with the negotiation and execution of this Agreement, including the terms of this Agreement, and to not disclose such data and information to any third party, except as such data and information may be included in any submission to the Securities Exchange Commission, or as such disclosure may be required by any federal, state or local law, any governmental authority, or any court order.

30. FURTHER ASSURANCES. Seller, at any time before or after Closing, shall, at its own expense, execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by Purchaser and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser for the purpose of transferring and confirming to Purchaser, or reducing to Purchaser's possession, any or all of the Property or otherwise carrying out the terms of this Agreement.


     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

                              PURCHASER:

                              RREEF AMERICA L.L.C., a Delaware
                              limited liability company


                              By:    /s/ James B. Gurley
                                   ----------------------------------
                              Name:      James B. Gurley
                                   ----------------------------------
                              Its:       Authorized Representative
                                   ----------------------------------


                              SELLER:

                              TYSONS CORNER LIMITED PARTNERSHIP,
                              an Illinois limited partnership


                              By:  Tysons Corner Partners, Inc.,
                                   an Illinois general partnership,
                                   its general partner


                                   By:   /s/ John K. Powell, Jr.
                                        -----------------------------------
                                   Name:     John K. Powell, Jr.
                                        -----------------------------------
                                   Its:      Senior Vice President
                                        -----------------------------------

                                                                 Tysons Corner


                      of Insignia Mortgage and Investment Company ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing
Agreement, dated               , 1997 between Seller and Seller's Broker (the
"Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.

                              Insignia Mortgage and Investment Company



                              By:
                                   -----------------------------------------

                                   Exhibits


A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Tenant Certificate

M    -    Rent Roll

N    -    Tenant Improvement Leasing Commission

O    -    Litigation

P    -    Major Tenants